Exhibit 99.1
PowerSecure’s Smart Grid Systems Deployed Four Thousand Times to
Deliver Utility Load Efficiencies during the First Half of 2009
Wake Forest, N.C. — July 22, 2009 — PowerSecure International, Inc. (Nasdaq: POWR) today announced its smart grid enabled Interactive Distributed Generation® systems were deployed 3,995 times to generate load management efficiencies on behalf of utilities and their customers during the first half of 2009. This result is up 21% over the first half of 2008, demonstrating the systems’ high productivity and the strong value they deliver making energy more efficient. These smart grid systems provide value to utilities and their customers in multiple ways, including:
1)	Reducing the cost of electricity during peak power periods,

2)	Protecting against power losses and avoiding costly interruptions and spoilage,

3)	Minimizing energy transmission losses, and

4)	Improving the efficiency of the electricity grid.
The Company’s Interactive Distributed Generation (IDG®) systems are intelligent, and engineered with the Company’s proprietary NexGear® technology, enabling them to be controlled electronically “24 x 7” by PowerSecure’s Smart Grid Monitoring Center. This monitoring center proactively forecasts high cost peak electricity demand, and deploys more efficient IDG power at optimal times for optimal durations, providing bottom-line benefits by reducing electricity costs. In addition, the environment benefits from reduced carbon emissions because IDG can be dispatched more efficiently than traditional spinning reserve power sources to meet peak power demands. PowerSecure’s systems provide security, business continuity and efficiency for a growing number of institutions, commercial, municipal, and industrial facilities. PowerSecure has achieved tremendous growth over the last several years by delivering smart energy solutions to improve the efficiency of our power system and deliver bottom-line results for utilities and their customers.
Sidney Hinton, CEO of PowerSecure, said, “We couldn’t be more pleased that our systems have such high productivity. In partnership with utilities, our IDG systems are being adopted by a wide range of customers because they deliver value on multiple levels. The fact that our systems are so heavily utilized is a direct reflection of their terrific performance. Our capabilities directly address the need for power solutions that make the grid smarter and more efficient — with highly effective technology that proves its value every day.”
About PowerSecure
PowerSecure International, Inc. is a leading provider of Energy and Smart Grid Solutions to electric utilities, and their commercial, institutional, and industrial customers, as well as Energy Services to the oil and natural gas industry. PowerSecure’s Energy and Smart Grid Solutions businesses provide products and services in the areas of Interactive Distributed Generation®, Utility Infrastructure, and Energy Efficiency. The Company is a pioneer in developing Interactive Distributed Generation® systems with sophisticated, proactive smart grid capabilities, including the ability to 1) forecast peak electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly power, 2) provide utilities with dedicated electric power generation assets for their demand response needs, and 3) provide customers with the most dependable standby power in the industry. PowerSecure also provides utilities with regulatory consulting, power system and transmission engineering and construction, and provides businesses with energy efficiency products and services, including its state-of-the art EfficientLights lighting solution for refrigerated cases. The Company provides Energy Services to the oil and natural gas industry through its Southern Flow and WaterSecure business units. Additional information is available at www.powersecure.com.
All forward-looking statements contained in this release are made within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements concerning the outlook for the businesses discussed in this press release and the Company’s future revenues, earnings, margins, and other financial and operating information and data; the outlook for growing the Company through innovative energy management and conservation; business operations and prospects for the Company; the outlook for future gains in the Company’s revenues due to its business initiatives; the anticipated results of the Company’s products, solutions, and technologies; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, including statements about other future financial and non-financial items, performance or events and about present and future products, services, technologies and businesses; and statements of assumptions underlying the foregoing. Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, those risks, uncertainties and other factors identified from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as well as in subsequent filings with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. Accordingly, there can be no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.
Contact
Chris Hutter
Chief Financial Officer
PowerSecure International, Inc.
(919) 453-1760
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